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                                                                       EXHIBIT 1


                       INDEPENDENT ACCOUNTANTS' STATEMENT



Transcrypt International, Inc.
4800 NW 1st Street
Lincoln, Nebraska 68521

Ladies and Gentlemen:

Pursuant to Rule 12b-25 of the General Rules and Regulations under the Securities Exchange Act of 1934, we inform you that we have been furnished a copy of Form 12b-25 to be filed by Transcrypt International, Inc. on or about March 30, 1998, which contains notification of the registrant's inability to file its Form 10-K by March 31, 1998. We have read the Company's statements contained in Part III therein and we agree with the stated reasons as to why we have been unable to complete our audit and report on the consolidated financial statements for the year ended December 31, 1997, to be included in Form 10-K.

Very truly yours,



/s/  Coopers & Lybrand L.L.P.
COOPERS & LYBRAND L.L.P.


Lincoln, Nebraska
March 30, 1998






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